Exhibit 5.2

                                                                                                                                August 3, 2006

Caterpillar Inc.,
          100 N.E. Adams Street,
                   Peoria, Illinois 61629.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (“Securities”) of Caterpillar Inc., a Delaware corporation (the “Company, issuable under the Indenture, dated as of May 1, 1987 (the “Basic Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 1, 1989 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated May 15, 1992 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated December 16, 1996 (the “Third Supplemental Indenture,” and together with the Basic Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, as they may be modified by the Trust Indenture Reform Act of 1990, the “Indenture”), between the Company and Citibank, N.A. (successor trustee to The First National Bank of Chicago (the “Original Trustee”)), as Trustee (the “Trustee”), we, as counsel to the underwriters, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, when the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Basic Indenture and the First Supplemental Indenture have been duly authorized, executed and delivered by the Original Trustee, and that the Second Supplemental Indenture and the Third Supplemental Indenture have been duly authorized, executed and delivered by the Trustee, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading validity of the Debt Securities in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP